Exhibit 16.2

September 14, 2007

Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Healthcare Providers Direct, Inc., Inc.’s (the “Company”) Form 8-K dated September 10, 2007 (the “8-K”) as filed with the Securities and Exchange Commission (the “SEC”) and have the following comments:

Paragraph (a)

We agree with the statements made in paragraphs one, three, four and five in so far as they relate to our firm.  For purposes of clarity, we were engaged by the Company on March 20, 2007 to perform quarterly reviews of financial statements for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.  We did not conduct a review of the financial statements of the Company for any period subsequent to June 30, 2007.  It should be noted that the correct spelling of our firm in paragraph one is Amper, Politziner & Mattia, P.C.

We have no basis on which to agree or disagree with the statements made in paragraph two.

Paragraph (b)

We have no basis on which to agree or disagree with the information regarding other accountants contained in this paragraph.

Yours truly,

/s/ Amper, Politziner & Mattia P.C.

Amper, Politziner & Mattia P.C.